Exhibit 10.29

One Penn Plaza

19th Floor

New York, NY 10119

(212) 845-8200

January 4, 2016

Mr. Michael G. Atieh

Re:                             Separation Agreement and General Release

Dear Mike:

This letter agreement (the “Letter Agreement”) confirms our agreement concerning your retirement and separation from Ophthotech Corporation (“Ophthotech” or the “Company”) and the transition of your responsibilities as Executive Vice President, Chief Financial Officer & Business Officer and Treasurer (collectively, “CFO”). By the Company’s and your signing a copy of this Letter Agreement in the space provided below, the Company and you agree to the terms and conditions set forth herein.

A.                                    Designated Employee Period.

1.                                      You agree to retire and resign as CFO (and resign from all officership and director positions at the Company and its subsidiaries), and directly become a consultant to the Company as provided for below, at such time as the Chief Executive Officer (“CEO”) terminates the “Designated Employee Period” (as defined below). In addition, during the Designated Employee Period, the CEO shall have the option to require that you relinquish some or all of the offices and titles comprising your position as CFO, and continue as an employee, until such time as the CEO terminates the Designated Employee Period, at which point you shall retire and resign and directly become a consultant to the Company as provided for below. During the Designated Employee Period you agree to (i) continue to fulfill your professional responsibilities and obligations and remain an employee in good standing, and (ii) perform such duties and responsibilities, and assume such titles, as are determined by the Company’s Chief Executive Officer (the “CEO”) in his sole discretion (but you shall not be subject to any greater duties, titles or responsibilities than you currently have).

2.                                      During the Designated Employee Period you shall (A) continue to receive your current annual base salary at the rate of $453,940 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices, (B) receive a lump-sum payment in the amount of $306,410, consisting of your bonus for 2015, payable on January 15, 2016, and (C) continue to participate in the Company’s benefit plans and programs, so long as you remain eligible to continue such participation.

3.                                      For purposes of this Letter Agreement, the “Designated Employee Period” shall mean the period commencing upon your execution of this Letter Agreement and continuing until the earlier of (i) the date upon which the CEO terminates your services as CFO (without requiring that you continue as an employee) or terminates your services as an employee (as the case may be) for any reason and (ii) June 30, 2016.

4.                                      Upon termination of the Designated Employee Period, your employment by the Company shall terminate (the “Separation Date”). So long as you have not resigned prior to the Separation Date, or during the Designated Employee Period engaged in “Disqualifying Conduct” (as defined below), and you execute and return within twenty-eight (28) days of the Separation Date, and do not revoke a copy of the Supplemental General Release in the form attached hereto as Exhibit A, the Company will provide you with the following payments (“Severance Payment”) on the sixtieth (60th) day following the Separation Date. The Severance Payment shall consist of:

i.                                          a lump sum payment in the amount of $453,940 consisting of twelve (12) months of your current base salary;

ii.                                       a lump sum payment of $113,484, consisting of your pro-rata Target Bonus for 2016; and

iii.                                    a lump sum payment equal to the product of (A) the number of full months remaining between the Separation Date and the date you become eligible for Medicare, less the number of full months following the Separation Date for which COBRA coverage remains in effect under this Letter Agreement and (B) the monthly cost paid by the Company as of the Separation Date for medical coverage for you and your spouse. This payment shall be subject to the conditions set forth in Paragraph D.12 (the “COBRA Payment”).

5.                                      Your group health, vision and dental coverage will continue through the last date of the month in which your Separation Date occurs. You will be given separate information regarding your right to continue your group health/dental/vision coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

Provided you timely elect COBRA continuation coverage, the Company will reimburse you for the monthly premium to continue such coverage for the lesser of (i) eighteen (18) full calendar months immediately following the last day of the calendar month in which your Separation Date occurs; and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. For the avoidance of doubt, such reimbursement of monthly premiums shall be subject to Code Section 409A.

6.                                      Provided that you comply with the terms of this Letter Agreement, and your post-termination obligations to the Company, both during the Designated Employee Period and during the “Consultancy Period” (as defined below), and provided that you have continued to provide services to the Company as an employee or consultant on the applicable vesting dates and not engaged in any “Disqualifying Conduct”(as defined below), the following stock options and restricted stock units granted to you by the Company (collectively, the “Stock Grants”) shall (i) continue to vest, through September 30, 2016, in accordance with the terms of the grant agreements and the applicable stock incentive plans (other than with respect to vesting as provided for in this Letter Agreement) and (ii) once vested, remain exercisable through September 30, 2019.

a.                                      Nonstatutory Stock Option Agreement providing for the grant of 200,000 options as of September 30, 2014 (resulting in a maximum vesting of 100,000 options, assuming your service through September 30, 2016);

b.                                      Nonstatutory Stock Option Agreement providing for the grant of 6,500 options as of January 2, 2015 (resulting in a maximum vesting of 2,708 options, assuming your service through September 30, 2016); and

c.                                       Restricted Stock Unit Agreement providing for the grant of 1,700 shares as of January 2, 2015 (resulting in a maximum vesting of 425 RSU’s, assuming your service through September 30, 2016).

Notwithstanding the foregoing, if during 2016 the Company enters into a term sheet providing for the consummation of a Change in Control Event (as defined in the Company’s 2013 Stock Incentive Plan) and consummates that Change in Control Event on or prior to December 31, 2016, the Company will vest any equity awards held by you that vest solely on the passage of time under the Stock Grants immediately prior to the effective date of the Change in Control Event.

This Letter Agreement is intended to modify the terms of the applicable grant and/or award agreements referenced above as specified herein; without limiting the foregoing, to the extent this Letter Agreement results in any modification from an Incentive Stock Option grant to a non-qualified stock option, or is otherwise inconsistent with the provisions of the terms of the applicable award or grant agreements, the terms of this Letter Agreement control.

7.                                      During the Designated Employee Period you shall not be eligible for any equity awards or any other remuneration, awards, payments or benefits in addition to what is specified in this Letter Agreement.

8.                                      For purposes of this Letter Agreement, “Disqualifying Conduct” shall mean (i) you failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities, (ii) you have been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude, (iii) you breached your fiduciary duty of loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company, (iv) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company, (v) you materially breached any material provision of this Letter Agreement or any other agreement with the Company, or (vi) you have materially breached any material provision of any Company code of conduct or ethics policy. With respect to any alleged breach of the foregoing sub-clauses (i), (v) and (vi) the Company will provide you with written notice and an opportunity to cure within ten (10) days of such notice, to the extent such alleged breach is in the judgment of the Company otherwise curable.

9.                                      If you die during the Designated Employee Period, the Company will provide the payments and benefits set forth in Sections A4 (other than the COBRA Payment), A5 or A6 to your spouse, or if your spouse pre-deceases you, your estate, provided that your spouse or your estate (as applicable) executes and returns within twenty-eight (28) days of the date of your death, and does not revoke a copy of the Supplemental General Release in the form attached hereto as Exhibit A.

B.                                    The Consulting Period.

1.                                      Upon the Separation Date, and subject to compliance with the terms of this Letter Agreement and the absence of Disqualifying Conduct, the Company shall continue to engage you, and you agree to make your services available, as a consultant on an as-needed basis following the Separation Date through September 30, 2016 (the “Consultancy Period”), with services to be provided as described below. For any period of the Consultancy Period running from January 1, 2016 through to and including June 30, 2016, you shall be paid a monthly consulting fee equal to $37,828, payable in arrears. For any period of the Consultancy Period running from July 1, 2016 through September 30, 2016, the Company will pay you $1,000 per month, in arrears.

2.                                      For so long as the Company in its discretion maintains the Solium system plan (or a substantially comparable system) for its senior executives or consultants (but in no event past September 30, 2019 to the extent that the Company maintains the system plan through such date), the Company will under the Solium system plan provide a platform with notices, compilations and statements for the exercise of the Stock Grants and sale of the underlying stock through your broker JP Morgan Chase, or some substantially comparable plan. To the extent that you are no longer eligible to participate in the Solium system, the exercise of any stock options shall be in such manner as the Company may direct.

C.                                    Tax and Reporting Matters.

1.                                      All payments under this Letter Agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, the Company will mail to the address listed above (or such other address as you have provided in writing to the Company’s Human Resources Department) an IRS Form W-2 (a) following the end of 2015, covering compensation you received in 2015, including compensation you received as the Severance Payment, if any; (b) following the end of 2016, covering compensation you received in 2016, including the Severance Payment and any COBRA reimbursement payments received in 2016; (c) following the end of 2017, covering any COBRA reimbursement payments received in 2017. An IRS Form 1099 will be issued to you for the payments described in Paragraph B.l.

D.                                    Release and Ongoing Obligations.

In consideration for the Company providing you with the payments and benefits described in Section A, above, to which you are not otherwise entitled, you voluntarily agree to the following:

1.                                      You, for yourself and for your heirs, executors, administrators, successors and assigns (referred to collectively as “Releasor”), forever release and discharge the Company and any and all of the Company’s past and present affiliates, parent entities, subsidiaries, divisions, offices, branches, assets, employee benefit plans, funds, investment funds, successors and assigns, and any and all of its and their past and present officers, directors, partners, members, shareholders, agents, attorneys, employees, agents, trustees, fiduciaries, representatives, administrators, successors and assigns (whether acting in such capacity or otherwise) (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of the world up to and including the date you sign this Letter Agreement (other than claims you may have based upon your rights under this Letter Agreement).

2.                                      Without limiting the generality of the foregoing general release, by signing this Letter Agreement you agree that Releasor is releasing Releasees from any and all claims arising out of your employment with the Company, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Minimum Wage Act, the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law, the New York City Earned Sick Time Act, Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; the Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07, Florida AIDS Act, Fla. Stat. § 760.50, Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076, Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq., the Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Workers’ Compensation Retaliation Law, Fla. Stat. § 440.205, Florida Unpaid Wages Law, Fla. Stat. § 448.08, Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110, Article X Section 24 of the Florida Constitution, Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Law, the New Jersey Smoker’s Rights Act, the New Jersey Lie Detector Test Law, the New Jersey Jury Duty Employee Protection Law, the New Jersey Worker Freedom From Intimidation Act, the New Jersey Political Activities of Employees Law, the New Jersey Fair Credit Reporting Act, the retaliation provisions of the New Jersey Workers’ Compensation Law, the New Jersey Security and Financial Empowerment Act, the New Jersey Social Media Privacy law, the New Jersey Opportunity to Compete Act, all New Jersey Municipal Sick Leave Laws, any claims for violation of the New Jersey State Constitution, and any other applicable federal, state or local statute (all as amended); (ii) any claims for violation of any statutory or administrative rules, regulations or codes; (iii) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iv) any claim sounding in tort (whether intentional or unintentional), common law or contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation; wrongful discharge, retaliatory discharge, and (v) any claim for attorney’s fees, costs, disbursements, emotional distress, pain and suffering, damages of any kind, including compensatory and/or punitive damages.

3.                                      Notwithstanding the foregoing general release, nothing in this Letter Agreement will affect or constitute a waiver of: (i) claims arising after the date you sign it; (ii) claims that cannot be waived by law; (iii) any right to make any disclosure to or cooperate with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 21F(b) of the Securities and Exchange Act or to receive a reward from the SEC in connection therewith; (iv) claims for accrued, vested benefits under any employee pension plan of the Company in accordance with the terms of the official plan documents and applicable law; (v) claims for reimbursement through the Company’s Flexible Spending Account Program; (vi) claims for benefits under the Company’s group medical, vision and dental and disability plans in accordance with the terms of such plans and applicable law; (vii) your rights with respect to matters arising under this Letter Agreement, including without limitation matters arising after the Effective Date in connection with the Stock Grants; (viii) your rights to indemnification or coverage arising under the Company’s foundation documents or bylaws, any applicable Directors and Officer policy and applicable laws; or (ix) your rights as a shareholder in connection with any matter arising after the Effective Date under any equity interest (the “Excluded Claims”).

4.                                      You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Letter Agreement and which, if known or suspected at the time you execute this Letter Agreement, may have materially affected this Letter Agreement and your decision to enter into it. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

5.                                      You represent and warrant that you have maintained in the strictest confidence all information relating to the Company and/or the Releasees and their respective business that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company. All of the foregoing shall be deemed “Confidential Information.” You agree that you will maintain in the strictest confidence all Confidential Information, except as set forth below. In addition, you hereby acknowledge and re-affirm all your obligations under the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between you and the Company dated September 30, 2014 (the “Covenant Agreement”), including your post termination obligations, which are expressly incorporated herein and which shall continue in full force and effect. You acknowledge and agree that the payments and benefits provided under this Letter Agreement represent additional consideration for your obligations under the Covenant Agreement.

6.                                      You represent and warrant that you fully and completely disclosed any alleged facts of which you are aware that constitute or might constitute a violation of the Company’s policies, including the Code of Conduct, and/or any of the securities laws, rules or regulations of the United States of America or any political subdivision thereof.

7.                                      You agree and acknowledge that the CEO’s and/or the Company’s exercise of discretion pursuant to any of the terms of this Letter Agreement shall not give rise to any claim of any nature.

8.                                      You agree that you have not and in the future will not disclose to any other person or entity (directly or indirectly), Confidential Information (as defined in Paragraph D.4), except (a) as may be required pursuant to a valid subpoena, a request by a government agency (including but not limited to the United States Equal Employment Opportunity Commission (“EEOC”) or the Securities and Exchange Commission (“SEC”) in connection with any charge filed, investigation or proceeding or as otherwise required by law; and (b) to your immediate family members, financial advisors and attorneys, provided that you first inform them of the confidentiality of this Agreement and they agree to maintain its confidentiality. You further agree that you will not solicit or initiate any demand or request by others for the disclosure of Confidential Information; or encourage or induce any other person to make any statement or disclosure of Confidential Information. In the event that you receive an inquiry from the press or otherwise that could potentially call for the disclosure of Confidential Information, you will respond to the inquiry, if at all, by stating “I cannot comment,” or words to that effect. This Paragraph shall not be construed to prohibit you from participating in the activities described in Paragraph D. 10.

9.                                      You will cooperate fully with the Company, and provide assistance to the Company, in connection with (a) the orderly transition of all of your responsibilities and matters, (b) any pending or future litigation, administrative proceeding, or investigatory matter, and (c) any other matters for which you were responsible or with respect to which your knowledge may be of assistance to the Company. You further agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, unless prohibited from doing so by an order of a court or a government agency, you will give prompt written notice of such request to the Company’s Head of Human Resources, at the address above to allow the Company a reasonable opportunity to first contest the right of the requesting person or entity to such disclosure. You agree to provide such cooperation and assistance as requested by the Company, subject to the reasonable efforts of the Company to accommodate any new employment obligations you may have, and the Company shall reimburse you for your reasonable out-of-pocket expenses in connection therewith. For the avoidance of doubt, nothing in this Paragraph or elsewhere in the Agreement is intended in any way to prevent you from testifying fully and truthfully in any action or proceeding or in connection with any regulatory matter.

10.                               You agree that you have not and will not make any disparaging, critical or otherwise detrimental statements (orally or in writing) to any person or entity concerning the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, its and their business affairs or financial condition, the circumstances surrounding your employment and separation from the Company. For purposes of this Letter Agreement, the term “disparage” shall mean any oral or written statement or representation which, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation, and includes, without limitation, comments or statements to the press and/or media, including, but not limited to, print journalists, press interviews or statements, newspapers, radio, television, cable, satellite programs, or Internet media (including blogs, web pages, web posts, email, and or “chat programs”), or to the Company, its officers, directors, employees, affiliates, customers, clients, or any person or entity with which the Company has a business relationship which would: (a) adversely affect in any manner the conduct of the business of the Company or the Company’s business relationships; (b) adversely affect in any manner the business reputation of the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship; (c) induce or encourage others, to disparage the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship. This Paragraph shall not be construed to prohibit you from participating in the activities described in Paragraph D. 10.

11.                               Nothing in this agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Nothing contained in this Letter Agreement shall prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the EEOC, or other federal, state or local government agency, except that you understand and agree that you will not be able to recover monetary or equitable relief of any kind from Releasees in connection with any such charged filed by you or on your behalf in connection with any action filed by a third party with respect to the claims you are waiving in this Letter Agreement. Additionally, nothing in this Letter Agreement shall constitute a waiver of any of the Excluded Claims.

12.                               You agree that on the Separation Date, you will immediately return to the undersigned all property of the Company and/or any of the other Releasees that you have, including but not limited to records and materials, business and client information and files, cardkey access to Company offices, remote access card, desktop and laptop computer, cell phone, smartphone or other electronic device, keys, and corporate credit cards. You agree that on the Separation Date, you will have no electronic versions of the Company’s documents and other materials in your possession. Notwithstanding the foregoing, you may retain a copy of your contacts database and copies of personal documents, including documents related to your employment terms, compensation, employee benefits, business expenses, federal, state and local taxes, diaries and calendars.

13.                               You acknowledge and agree that you are entitled to the reimbursement of COBRA premiums provided for under Paragraph A.5 and the lump-sum payment provided for under Paragraph A.4(iii) of this Letter Agreement (the “Bridge Payment”) only if you (i) timely elect and receive COBRA continuation coverage for eighteen months following the last day of the calendar month in which your Separation Date occurs, and (ii) do not become eligible to receive group health plan coverage under another employee benefit plan before August 8, 2018; if either of these conditions are not met, you agree that the Company, may at its discretion, (i) cease making any further payment to you for reimbursement of COBRA premiums, and (ii) off-set against amounts otherwise due you the amounts of any COBRA reimbursements paid to you after you became eligible for coverage under another employer’s plan (the “Alternative Coverage Date”)(the “Excess COBRA Payment”) and/or the value of that portion of the Bridge Payment attributable to periods after the Alternative Coverage Date (the “Excess Bridge Payment”), and you agree to promptly repay to the Company upon demand the Excess COBRA Payment and/or Excess Bridge Payment (as the case may be).

14.                               You acknowledge that apart from the payments and benefits that will be provided to you as set forth in this Letter Agreement, you have received all compensation, wages, bonuses, severance or termination pay, stock options, restricted stock units, equity grants, commissions, notice period, leave and/or benefits to which you may have been entitled to under any law, policy or plan of or sponsored by the Company, or pursuant to any prior agreement with the Company and that no other payments or benefits are due or owing to you except as set forth in this Letter Agreement, including any severance payment or benefits under the offer letter, dated September 20, 2014 (“Offer Letter”) and the Severance Letter. You further affirm that you have had no known workplace injuries or occupational diseases.

E.                                    Mutual Understandings. The parties mutually agree to the following provisions:

1.                                      The Company will instruct its named executive officers not to make any disparaging, critical or otherwise detrimental statements (orally or in writing) to any person or entity concerning you, your business affairs or the circumstances surrounding your employment and separation from the Company; provided that nothing in this Section E(l) shall restrict or otherwise limit the Company from disclosing events or circumstances in such manner at it deems necessary to comply with its disclosure and reporting obligations under applicable law.

2.                                      You will direct requests for references with respect to your employment at the Company to David Guyer who shall respond in a manner consistent with the contents of Exhibit C.

3.                                      It is the Company’s policy not to provide the reasons for any employee’s departure unless required by law. Therefore, if asked for additional information beyond that provided in Exhibit C, any prospective employer who makes an inquiry to David Guyer about your employment shall be directed to contact the Company’s Head of Human Resources or her designee, who will confirm only the dates of your employment, the positions you held, and your compensation (provided that compensation information will be provided only if you submit written authorization releasing this information to the Company’s Head of Human Resources or her designee or to the extent required by subpoena, court order or law).

4.                                      Notwithstanding the foregoing Paragraphs E.1, E.2 and E.3, nothing herein shall limit the Company’s ability to make any disclosures required by the securities laws or the rules and regulations of the SEC or of any stock exchange on which the Company’s shares are listed, including the filing of a Current Report on Form 8-K to disclose the fact of your resignation and the financial arrangements memorialized hereby, the inclusion of information regarding compensation paid to you as required in any filing with the SEC made by the Company and the filing of this Agreement as an exhibit to the Company’s periodic reports filed pursuant to the Securities Exchange Act.

5.                                      Nothing herein is intended to or shall be deemed to constitute an admission that the Company or any of the other Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrongdoing whatsoever against you or otherwise. Neither this Letter Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Letter Agreement. Moreover, by signing this Letter Agreement you acknowledge that you are not aware of any wrongdoing or fraudulent or unlawful conduct on the part of the Company or the Releasees.

6.                                      In the event that any provision of this Letter Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any provision contained in this Letter Agreement is held to be excessively broad as to duration, scope, activity or subject, that provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

7.                                      This Letter Agreement, and any attachments and exhibits hereto, together with the Covenant Agreement referenced in Paragraph D.4 above, and any documents relating to the options and restricted stock units referenced in Paragraph A.6 above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or portions thereof expressly described herein as imposing continuing rights and obligations; provided that the “Modified Cutback” provisions (Section 3) of the severance letter between you and the Company, dated May 4, 2015 shall remain applicable (as necessary) to any payments under this Letter Agreement. You represent that in executing this Letter Agreement, you have not relied on any representation or statement not set forth herein. No amendment, modification or waiver of this Letter Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

8.                                      This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, except as may be preempted by federal law. This Letter Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

9.                                      Payments under this Agreement are intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code as amended (“Section

409A”). You agree to fully indemnify and hold harmless the Company and the Releasees from payment of taxes, interest or penalties that may be required by any governmental agency at any time as a result of the payments set forth herein, except that the Company shall make all required payroll tax payments as required by applicable law in connection with base salary or any other covered compensation paid to you through the Separation Date. Set forth in Exhibit D are additional provisions relating to Section 409A and applicable to this Agreement.

10.                               During the Designated Employee Period and the Consultancy Period, you agree to abide by the Company’s Insider Trading Policy. Thereafter, you shall not be subject to the blackout periods in the Company’s Insider Trading Policy and, in accordance with the terms of the applicable grant agreements and stock incentive plans, you will be permitted to exercise any vested Stock Grants and dispose of any underlying shares in the Company, subject to any laws governing insider trading and the expiration of any exercise period.

11.                               Your Offer Letter and the Severance Letter are superseded by this Letter Agreement and the terms of the Offer Letter and Severance Letter have no further force or effect.

F.                                     Obligations Unrelated to This Letter Agreement.

Regardless of whether you sign this Letter Agreement, you and the Releasees will have the following rights and obligations:

1.                                      You will be paid for all accrued vacation days that remain unused as of the Separation Date, with such payment occurring within ten (10) days of the Separation Date.

2.                                      Your participation in the Company’s 401(k)/retirement plan(s) will cease on the Separation Date. You will receive any accrued vested benefits under this plan(s) in accordance with the terms of the plan and applicable law. Separate information will be given to you regarding these benefits.

3.                                      If covered, your group health/dental/vision coverage will continue through the last date of the month in which your Separation Date occurs. You will be given separate information regarding your right to continue your group health/dental/vision coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

4.                                      You may be eligible to convert your Company-provided life insurance policy to an individual policy. Information about conversion of life insurance benefits will be sent to you separately.

G.                                   Consideration Period.

By signing this Letter Agreement in the space provided below and returning it to the undersigned, you are confirming your acceptance of the terms and conditions set forth herein, and you are acknowledging the following:

1.                                      The obligations as set out in this Letter Agreement represent a complete waiver and release of all rights and claims that you have or may have against the Releasees, as provided in Paragraph D.1 above. Accordingly, you should review it carefully before signing it.

2.                                      You are advised to consult with an attorney of your choice before signing this Letter Agreement.

3.                                      To accept this Letter Agreement, you must sign, have notarized, and deliver the Letter Agreement to Amy Sheehan, at the address above.

4.                                      By signing this Letter Agreement, you acknowledge that you have carefully read this Letter Agreement in its entirety, you fully understand the significance of all the terms and conditions of this Letter Agreement and have had a reasonable opportunity to discuss them with an attorney of your choice, and you are signing this Letter Agreement voluntarily and of your own free will and agreeing to all the terms and conditions contained herein.

5.                                      This Letter Agreement will become effective after you sign this Letter Agreement (the “Effective Date”).

We wish you the best in your future endeavors.

Sincerely yours,

/s/ Amy Sheehan
Amy Sheehan
Vice President, Human Resources
Ophthotech

Agreed to and Accepted by:

/s/ Michael G. Atieh
Michael G. Atieh

Date:	1-4-16

State of Florida	)
) ss.:
County of Martin	)

On this 4 day of Jan., 2016, before me, a Notary Public of the State of                , personally appeared Michael G. Atieh, who executed the foregoing Letter Agreement and did then and there acknowledge to me that he voluntarily executed the same.

1-4-16

EXHIBIT A

SUPPLEMENTAL GENERAL RELEASE

i.              Agreement and General Release (“General Release”) by and between Ophthotech Corporation (“Ophthotech” or the “Company”) and Michael G. Atieh (“you”), in consideration of the payments and promises contained in the Letter Agreement dated January 4, 2016 (the “Letter Agreement”), you voluntarily agree to the following:

ii.             You, for yourself and for your heirs, executors, administrators, successors and assigns (referred to collectively as “Releasor”), forever release and discharge the Company and any and all of the Company’s past and present affiliates, parent entities, subsidiaries, divisions, offices, branches, assets, employee benefit plans, funds, investment funds, successors and assigns, and any and all of its and their past and present officers, directors, partners, members, shareholders, agents, attorneys, employees, agents, trustees, fiduciaries, representatives, administrators, successors and assigns (whether acting in such capacity or otherwise) (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of the world up to and including the date you sign this General Release.

iii.            Without limiting the generality of the foregoing general release, by signing this General Release you agree that Releasor is releasing Releasees from any and all claims arising out of your employment with the Company, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Minimum Wage Act, the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law, the New York City Earned Sick Time Act, Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; the Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07, Florida AIDS Act, Fla. Stat. § 760.50, Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076, Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq., the Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Workers’ Compensation Retaliation Law, Fla. Stat. § 440.205, Florida Unpaid Wages Law, Fla. Stat. § 448.08, Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110, Article X Section 24 of the Florida Constitution, Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Law, the New Jersey Smoker’s Rights Act, the New Jersey Lie Detector Test Law, the New Jersey Jury Duty Employee Protection Law, the New Jersey Worker Freedom From Intimidation Act, the New Jersey Political Activities of Employees Law, the New Jersey Fair Credit Reporting Act, the retaliation provisions of the New Jersey Workers’ Compensation Law, the New Jersey Security and Financial Empowerment Act, the New Jersey Social Media Privacy law, the New Jersey Opportunity to Compete Act, all New Jersey Municipal Sick Leave Laws, any claims for violation of the New Jersey State Constitution, and any other applicable federal, state or local statute (all as amended); (ii) any claims for violation of any statutory or administrative rules, regulations or codes; (iii) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iv) any claim sounding in tort (whether intentional or unintentional), common law or contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation; wrongful discharge, retaliatory discharge, and (v) any claim for attorney’s fees, costs, disbursements, emotional distress, pain and suffering, damages of any kind, including compensatory and/or punitive damages.

iv.            Nothing contained in this General Release shall prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the EEOC, SEC, or other federal, state or local government agency, except that you understand and agree that you will not be able to recover monetary or equitable relief of any kind from Releasees in connection with any such charged filed by you or on your behalf in connection with any action filed by a third party with respect to the claims you are waiving in this General Release. Additionally, nothing in this General Release will affect or constitute a waiver of (i) claims arising after the date you sign it; (ii) claims that cannot be waived by law; (iii) any right to make any disclosure to or cooperate with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 21F(b) of the Securities and Exchange Act or to receive a reward from the SEC in connection therewith; (iv) claims for accrued, vested benefits under any employee pension plan of the Company in accordance with the terms of the official plan documents and applicable law; (v) claims for reimbursement through the Company’s Flexible Spending Account Program; (vi) claims for benefits under the Company’s group medical, vision and dental and disability plans in accordance with the terms of such plans and applicable law; (vii) your rights with respect to matters arising under this Letter Agreement, including without limitation matters arising after the execution date of the Letter Agreement in connection with the Stock Grants; (viii) your rights to indemnification or coverage arising under the Company’s foundation documents or bylaws, any applicable Directors and Officer policy and applicable laws; or (ix) your rights as a shareholder in connection with any matter arising after the execution date of the Letter Agreement under any equity interest (the “Excluded Claims”).

v.             You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of the Letter Agreement and which, if known or suspected at the time you execute this General Release, may have materially affected this General Release and your decision to enter into it. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

vi.            You acknowledge that you: (a) have carefully read this General Release in its entirety; (b) were provided twenty-one (21) days to consider its terms; (c) were advised by the Company in writing to consult with an attorney of your choosing in connection with this General Release; (d) fully understand the significance of all of the terms and conditions of this General Release and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this General Release; and (f) are signing this General Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

vii.           After executing this General Release, you will have seven (7) days to revoke your signature (such period, the “Revocation Period”). This Release will not become effective, and the Company will not provide the consideration pursuant to Section A of the Letter Agreement, until after you sign this General Release and the Revocation Period expires without revocation (the “Execution Date”). Any revocation of this General Release is requested to be in writing and delivered personally or by overnight courier to Amy Sheehan.

NOT TO BE EXECUTED BEFORE SEPARATION DATE

SIGNATURE PAGE FOLLOWS

Agreed to and Accepted by:

/s/ Michael G. Atieh
Michael G. Atieh

Date:	1-4-16

State of Florida	)
) ss.:
County of Martin	)

On this 4 day of Jan, 2016, before me, a Notary Public of the State of       , personally appeared Michael G. Atieh, who executed the foregoing Supplemental General Release and did then and there acknowledge to me that he voluntarily executed the same.

1-4-16

EXHIBIT D - SECTION 409A MATTERS

(a)           The intent of the parties is that payments and benefits under this Letter Agreement (“Agreement”) comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Michael G. Atieh (“the Executive”) is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is due upon the Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly.

(c)           All expenses or other reimbursements hereunder that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)           For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.